As filed with the Securities and Exchange Commission on November 6, 2009

Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ AMENDMENT NO.  6

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CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC

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(Exact name of Registrant as specified in Charter)

149 Fifth Avenue, 15th Floor
New York, NY 10010
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(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 585-1600

Matthew Jenal
Cadogan Management, LLC
149 Fifth Avenue, 15th Floor
New York, NY 10010
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(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.   Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Cadogan Opportunistic Alternatives Fund, LLC

149 Fifth Avenue, 15th Floor
New York, NY 10010
(212) 585-1600
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SUPPLEMENT DATED NOVEMBER 6, 2009
TO THE PROSPECTUS
DATED AUGUST 1, 2009
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This Supplement modifies the Prospectus dated August 1, 2009 (the “Prospectus”) for Cadogan Opportunistic Alternatives Fund, LLC  (the “Company”).

Business and Affairs of the Adviser – Change in Ownership

On October 28, 2009, a transaction was finalized whereby certain senior executives of Cadogan Management, LLC (the “Adviser”) purchased from Fortis Investment Management USA, Inc. (“FIMUSA”) 100% of the Adviser’s outstanding equity.  As a result, the Adviser is now 100% owned and operated by its senior management.  Additionally, certain members of the Adviser’s longtime senior management team, including Stuart Leaf, Paul Isaac, Michael Waldron and Richard Collier, have returned to the firm after temporarily resigning effective September 30, 2009, as described in a previous Prospectus Supplement dated October 16, 2009.

“Key Person” Terms – Determinations of the Company’s Board of Directors

The following ”key person” terms first appear on page 8 of the Company’s Prospectus:

If an event occurs that causes Cadogan Management, LLC to be replaced as adviser to the Company, other than with consent of the Shareholders as contemplated under the 1940 Act, or if two of the Adviser’s three principal members (Messrs. Stuart Leaf, Paul Isaac or Michael Waldron) were to leave the Adviser within a six-month period prior to December 31, 2011, the Company’s Board of Directors has undertaken to promptly give notice of such occurrence and, for at least 18-months thereafter, will both waive the one-year minimum holding period for Shares and increase the quarterly tender offer to no less than 25% of outstanding Shares of the Company.

With respect to these ”key person” terms, the Company’s Board of Directors has made certain determinations outlined below.

First, that the resignations by the three identified principals on September 30, 2009 triggered the rights contemplated by these key person terms so that, as to all persons who became Shareholders prior to the date of this Supplement (i.e., November 6, 2009), the one-year minimum holding period for their Shares will be waived in respect of their participation in any quarterly tender offer made by the Company for which the Valuation Date under the tender offer falls on or prior to

May 6, 2011.  The one-year minimum holding period for these Shareholders will return to full force and effect at the close of business on May 6, 2011.

Second, that for each of the Company’s regular quarterly tender offers the Valuation Date of which would be on or prior to May 6, 2011, the number of Shares  offered  to be repurchased under each such tender offer will be no less than 25% of the then-outstanding Shares of the Company.

Third, that Shareholders first purchasing Shares after November 6, 2009 will continue to be subject in full to the one-year minimum holding period without any  waiver triggered for such Shareholders by the September 30, 2009  resignations.

Fourth, that the key person terms remain in effect such that if any other event contemplated by the key person terms occurs before December 31, 2011, the Board of Directors’ undertaking as described in the Prospectus will apply with respect to all Shareholders holding Shares at the time of that event.

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The Company’s Prospectus is contained in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on August 1, 2009. That Registration Statement is modified by and incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 6th day of November 2009.

Cadogan Opportunistic Alternatives Fund, LLC

By: /s/	Matthew Jenal
	Name:	Matthew Jenal
	Title:	Treasurer